May 31, 2000


Steve Pierson

Dear Steve:

INT.Net/UBNetworks is pleased to make the following offer of employment for the position of Chief Technical Officer, for a two year term, with option to extend at the discretion of yourself, and the Board of Directors. Compensation and benefits are as follows:

BASE COMPENSATION - Your annual base salary will be $225,O00.00 paid at a rate of $9,375.00 on a semi-monthly basis. The Company's pay periods are from the 1st to the 15th and from the 16th to the end of each month with the check being delivered on the 10th and the 25th of each month, 10 days after the pay period has ended on the 15th and end of each month.

BONUS - You will be e1igible to earn up to $225,000.00 per year discretionary bonus. The bonus is based on 100% corporate performance, which includes, but is not 1imited to top line financial, bottom line financial, and subscriber base.

STOCK OPTION - You will be granted an option to acquire 175,000 shares of common stock. The strike price will be equal to the closing price on May 31, 2000. Your vesting schedule is as follows: 37,500 shares to vest immediately, and carry a one year restriction. Should you leave prior to twelve consecutive months of employment, the 37,500 shares must be surrendered back to the company. 68,750 shares will vest exactly one year from your contract date. An additional 68,750 shares shall vest exactly two years from your contract date.

OTHER COMPENSATION - You will be compensated $800.00 per mouth for vehicle expenses.

BENEFITS - You will be included in our 401(k) plan, Medical Insurance, Dental Insurance, Vision Insurance, Employee Assistance Program.

OTHER BENEFITS - You will receive an executive gym membership at the Sports Club
- Irvine.


Initials: /s/ SP

AT-WILL EMPLOYMENT - The Company is an at-will employer. This means that should you come to work for the Company, you are free to resign at any time. Likewise, the Company can end the employment relationship at any time, with or without notice, and with or without cause. No written, oral, or implied agreement which is contrary to the foregoing is valid unless signed by an authorized officer of the Company.

All services performed by you for the Company will be considered work for hire, as defined by the U.S. Copyright Act of 1976 (17 U.S.C. ss. 101). The Company reserves complete ownership rights to any works produced by you within the scope of your employment and/or with the assistance of the Company's facilities or equipment. By signing this letter, you hereby assign to the Company all interest and ownership in those works, whether published or not, and you agree to execute any further agreements, upon the request of the Company, to perfect such assignment.

No other promises or representations to induce you to accept employment have been made. This offer is contingent upon you successfully passing a pre-employment drug screening to be arranged by the Company.

Upon acceptance, your commencement date will be July 2, 2000.

In acceptance of our offer, please sign below and initial the bottom right hand corner of page one. Please return the original, and retain the other copy for your records. Additionally, please complete both the W-4 and I-9 forms enclosed. You will be REQUIRED to provide original documents in support of the I-9 to Human Resources on your first day of employment.

Sincerely,


Mary Blake
Vice Chairman
IJNT.Net/UBNetworks

Accepted this 31st day of May, 2000.


/s/ Steven Pierson
---------------------------
Signature Employee


* This offer subject to Board of Director approval.